                                                                    Exhibit 4(a)

                     First SunAmerica Life Insurance Company
                 A STOCK COMPANY           NEW YORK, NEW YORK

CONTRACT NUMBER      P9999999999

OWNER                JOHN DOE

          EXECUTIVE OFFICE                  ANNUITY SERVICE CENTER
      733 THIRD AVE., 4TH FLOOR                 P.O. BOX 54299
           NEW YORK, NY 10017               LOS ANGELES, CA 90054-0299

FIRST SUNAMERICA LIFE INSURANCE COMPANY ("We", "Us", the "Company", or "First SunAmerica") agrees to provide benefits to the Owner in accordance with the provisions set forth in this Contract and in consideration of the Owner's application and the Purchase Payment We receive.

The Separate Account Charge is charged against the assets of the Separate Account. This charge includes fees for mortality and expense risk and the distribution expense. On an annualized basis the charge equals 1.52% These charges are assessed, on a simple interest basis, as a percentage of the average daily ending value of the assets attributable to the Accumulation Units of the Subaccounts to which Your Contract Value is allocated. The daily charge is 1/365th of the annualized charge. The variable annuity rate of return is based on compound interest. Thus, the smallest annual effective rate of investment return that would have to be earned on assets of the separate account so that the dollar amount of variable annuity payments will not decrease is 5.09%, compounded daily.

RIGHT TO EXAMINE - If, within 10 days of receipt of this Contract (60 days if the Contract replaced any other life insurance or annuity contract(s)), You are not satisfied with it, You may return the Contract to Our Annuity Service Center, or the agent through whom the Contract was purchased. We will refund the Contract Value computed as of the end of the business day we receive the Contract in Our Annuity Service Center. Upon such refund, the Contract shall be void.

For Individual Retirement Annuities, a refund of the Purchase Payment(s) may be required. Therefore, We reserve the right to allocate Your Purchase Payment(s) to the Cash Management Portfolio until the end of the Right To Examine period. Thereafter, allocations will be made as shown on the Contract Purchase Payment Allocation page.

                  THIS IS A LEGAL DOCUMENT. READ IT CAREFULLY.



                                 /s/ Jay S. Wintrob
                              ---------------------------------
                                       Jay S. Wintrob
                                         President


                                   INDIVIDUAL
                            VARIABLE ANNUITY CONTRACT
                                Nonparticipating

                                TABLE OF CONTENTS

Contract Data Page .......................................      Page 3

Purchase Payment Allocation ..............................      Page 4

Definitions ..............................................      Page 5

General Provisions .......................................      Page 8

Purchase Payment Provisions ..............................     Page 10

Accumulation Provisions ..................................     Page 10

Charges and Deductions ...................................     Page 11

Transfer Provision .......................................     Page 11

Withdrawal Provisions ....................................     Page 12

Death Provisions .........................................     Page 13

Annuity Provisions .......................................     Page 15

Annuity Payment Options ..................................     Page 17

                               Contract Data Page

Contract Number:                         Annuity Service Center:
       P9999999999                       P. O. BOX 54299
                                         LOS ANGELES, CA 90054-0299

Owner:                                   Age at Issue:
       JOHN DOE                                  35

Annuitant:                               Initial Purchase Payment:
       JOHN DOE                                  $10,000.00

Specified Annuity Date:                  Contract Date:
       October 1, 2032                           October 1, 2002

Latest Annuity Date:                     Minimum Guaranteed Rate for
       October 1, 2062                   Fixed Account Options -
                                                 3.00%

Separate Account Charge:                 Annual Contract Administration Charge:
       1.52%                                     $30.00

Beneficiary:
       As named by You

Separate Account:
       FS Variable Separate Account


       Optional Elections                         Optional Election Charges:
         Maximum Anniversary Value
         Death Benefit:                                 0.20%


                           WITHDRAWAL CHARGE SCHEDULE
                           --------------------------

             Number of full Years Elapsed                Withdrawal Charge as a
         Between Purchase Payment Contribution          Percentage of Withdrawn
                And Date of Withdrawal                     Purchase Payment
                ----------------------                     --------------------
                           0                                     7%
                           1                                     6%
                           2                                     5%
                           3+                                    0%

                                  For Inquiries
                              [Call 1-800-996-9786]

                           PURCHASE PAYMENT ALLOCATION

                                   Subaccounts

  _____%  Growth-Income                          _____%  Strategic Growth Portfolio           _____%  Alliance Growth
  _____%  Real Estate                            _____%  Conservative Growth Portfolio        _____%  Global Equities
  _____%  Federated American Investors           _____%  Balanced Portfolio                   _____%  Nations Capital Growth
  _____%  Telecom Utility                        _____%  Conservative Balanced                _____%  Nations MidCap Growth
                                                         Portfolio
     75%  Goldman Sachs Research                 _____%  Flexible Income Portfolio            _____%  Nations Small Company
  -----
  _____%  Marsico Growth                         _____%  Corporate Bond                       _____%  Nations Value Fund
  _____%  MFS Massachusetts Investors Trust      _____%  Global Bond                          _____%  Nations International Value
  _____%  International Diversified              _____%  Worldwide High Income                _____%  Nations Marsico 21st Century
          Equities
  _____%  Emerging Markets                       _____%  High-Yield Bond                      _____%  Nations Marsico Focused
                                                                                                      Equities
  _____%  International Growth & Income          _____%  Government and Quality Bond          _____%  MFS Growth & Income
  _____%  Putnam Growth: Voyager                 _____%  Nations High Yield Bond              _____%  MFS Mid-Cap Growth
  _____%  Aggressive Growth                      _____%  Focus Growth Portfolio               _____%  International Diversified
                                                                                                      Equities
  _____%  Blue Chip Growth                       _____%  Focus Growth & Income                _____%  Technology
                                                         Portfolio
  _____%  "Dogs" of Wall Street                  _____%  Focus TechNet Portfolio              _____%  Nations Asset Allocation
  _____%  Growth Opportunities                   _____%  Focus Value Portfolio                _____%  Asset Allocation
  _____%  Growth                                 _____%  Equity Income Fund                   _____%  MFS Total Return
  _____%  Natural Resources                      _____%  Growth & Income Fund                 _____%  SunAmerica Balanced
  _____%  Large Cap Growth Portfolio             _____%  Growth Fund of the Northwest         _____%  Short Term Income Fund
  _____%  Large Cap Composite Portfolio          _____%  Growth Fund                          _____%  Government Securities Fund
  _____%  Large Cap Value Portfolio              _____%  Mid Cap Stock Fund                   _____%  Income Fund
  _____%  Mid Cap Growth Portfolio               _____%  Small Cap Stock Fund                 _____%  Money Market Fund
  _____%  Mid Cap Value Portfolio                _____%  International Growth Fund            _____%  MFS Mid-Cap Growth
  _____%  Small Cap Portfolio                    _____%  Alliance Growth                      _____%  Technology
  _____%  International Equity Portfolio         _____%  Global Equities                      _____%  Capital Appreciation
  _____%  Diversified Fixed Income               _____%  Davis Venture Value                  _____%  Moderate Growth Strategy
          Portfolio
  _____%  Cash Management Portfolio              _____%  Nations Marsico Growth &             _____%  Balanced Growth Strategy
                                                         Income
  _____%  Growth Strategy                        _____%  Nations Marsico International        _____%  Conservative Growth Strategy
  _____%  Small & Mid Cap Value                          Opportunities                        _____%  Lord Abbett Series Fund
                                                 _____%  Foreign Value

                              Fixed Account Options
                              ---------------------

                          DCA Fixed Account Options      Interest Rate
                          -------------------------      -------------
                 0.00%      6-Month DCA Fixed                3.00%
                 0.00%      1-Year DCA Fixed

                                   DEFINITIONS

Defined in this section are some of the words and phrases used in this Contract. These terms are capitalized when used in the Contract. Other capitalized terms in the Contract refer to the captioned paragraph explaining that particular concept in the Contract.

ACCUMULATION UNIT
A unit of measurement used to compute the Contract Value in a Subaccount prior to the Annuity Date.

AGE
Age as of last birthday.

ANNUITANT
The natural person or persons (collectively, Joint Annuitants) whose life or lives is/are used to determine the annuity benefits under the Contract. If the Contract is in force and the Annuitant(s) is/are alive on the Annuity Date, We will begin payments to the Payee. This Contract cannot have Joint Annuitants if it is issued in connection with a tax-qualified retirement plan.

ANNUITY DATE
The date on which annuity payments ("income payments") to the Payee begin. This date cannot be later than the Latest Annuity Date.

ANNUITY SERVICE CENTER
As specified on the Contract Data Page.

ANNUITY UNIT
A unit of measurement used to compute annuity payments from the Subaccounts.

BENEFICIARY
The Beneficiary is as named by You at issue, unless later changed by You in a written request to Us at Our Annuity Service Center.

CONTRACT DATE
The date Your Contract is issued, as shown on the Contract Data Page. It is the date from which Contract Years and anniversaries are measured.

CONTRACT VALUE
The sum of: (1) Your share of the Subaccounts Accumulation Unit values and (2) the value of amounts allocated to the Fixed Account Options.

CONTRACT YEAR
One year starting from the Contract Date in one calendar year and ending on the day preceding the anniversary of such date in the succeeding calendar years.

CONTINUATION DATE
The Date on which We receive, at Our Annuity Service Center: (a) the Spousal Beneficiary's satisfactory written request to continue the Contract inforce, and
(b) Due Proof of Death of the Owner. If We receive (a) and (b) on different dates, the Continuation Date will be the later date.

CURRENT INTEREST RATE
The rate(s) of interest declared by Us applicable to allocations of Subsequent Purchase Payments to the Fixed Account Options. The Current Interest Rate will not be less than the Minimum Guaranteed Rate as shown on the Contract Data Page.

DOLLAR COST AVERAGING PROGRAM (DCA)
An optional program under which You authorize the automatic transfer of specified amounts or percentages from the Fixed Account Option(s) or any Subaccount(s) into any Subaccount(s) other than the source account. Any portion of a Purchase Payment allocated to the DCA Fixed Account Option(s) must be transferred out within the specified DCA Fixed Account Option Period (6 Contract months or 1 Contract Year from the date each Purchase Payment is allocated to the DCA Fixed Account Option), depending on which DCA Fixed Account Option is selected. The unit values credited and applied to Your Contract are determined on each date of transfer. Prior to the Annuity Date, You may transfer all or any part of Your Contract Value from a DCA Fixed Account Option to any Subaccount(s). Upon termination of the DCA program or annuitization any amounts remaining in the DCA Fixed Account Option(s) will be transferred to the DCA target allocation(s) for the program being terminated.

FIXED ACCOUNT OPTIONS
The DCA Fixed Account Options under this Contract that are credited with a fixed rate of interest declared by the Company. . All amounts allocated to the DCA Fixed Account Options become part of the Company's general asset account. The general asset account contains all the assets of the Company except for the Separate Account and other segregated asset accounts. The DCA Fixed Account Options for this Contract are shown on page 4.

FIXED ANNUITY
A series of periodic annuity payments of predetermined amounts that do not vary with investment experience. Such payments are made from the Company's general asset account.

GUARANTEE PERIOD
The period for which either the Initial Interest Rate or the Current Interest Rate is credited to amounts allocated to the Fixed Account Options.

INITIAL INTEREST RATE
The rate(s) of interest credited to any portion of the Initial Purchase Payment allocated to the DCA Fixed Account Option(s) as described in the Accumulation Provisions section. The Initial Interest Rate(s) for this Contract is/are listed on page 4. The Initial Interest Rate may not be less than the Minimum Guaranteed Rate as shown on the Contract Data Page.

IRC
The Internal Revenue Code of 1986, as amended, or as it may be amended or superseded.

JOINT OWNER
If Joint Owners are named, each Joint Owner has an equal ownership interest in the Contract unless We are advised otherwise in writing.

MINIMUM GUARANTEED RATE
The rate as shown on the Contract Data Page. The Initial Interest Rate and Current Interest Rate will not be less than the Minimum Guaranteed Rate.

NET PURCHASE PAYMENTS
The sum of all Purchase Payments, reduced proportionately on the date of each partial withdrawal by the percentage at which the Contract Value is reduced by each such withdrawal (including any charges applicable to the withdrawal).

NYSE
New York Stock Exchange.

OWNER
The person or entity named in the Contract who is entitled to exercise all rights and privileges of ownership under the Contract. Owner means both Joint Owners, if applicable.

PAYEE
The person receiving payment of annuity benefits under this Contract.

PURCHASE PAYMENTS
Payments in U.S. currency made by or on behalf of the Owner to the Company for the Contract.

SEPARATE ACCOUNT
The segregated asset account named on the Contract Data Page. The Separate Account consists of several Subaccounts, each investing in the shares of the Underlying Fund(s) of the trust(s). The assets of the Separate Account are not commingled with the general assets and liabilities of the Company. Each Subaccount is not chargeable with liabilities arising out of any other Subaccount. The value of amounts allocated to the Subaccounts of the Separate Account is not guaranteed.

SPECIFIED ANNUITY DATE
The anticipated Annuity Date specified by You as shown on Contract Data Page. This date may be changed by You in writing prior to the Annuity Date, but in no event can it be later than the Latest Annuity Date. If this date is not specified, it will be the Latest Annuity Date.

SPOUSAL BENEFICIARY
The deceased original Owner's surviving spouse who is designated as the primary Beneficiary and may continue the Contract as the Owner on the Continuation Date.

SUBACCOUNT ("VARIABLE PORTFOLIO")
One or more divisions of the Separate Account, which provides for the variable investment options available under this Contract. Each Subaccount has its own investment objective and is invested in an Underlying Fund of the trusts. A Subaccount is not chargeable with liabilities arising out of any other Subaccount. The available Subaccounts are shown on page 4. Additional Subaccounts may become available in the future.

SUBSEQUENT PURCHASE PAYMENTS
Purchase Payments made subsequent to the Initial Purchase Payment.

TOTAL INVESTED AMOUNT
The sum of all Purchase Payments less amounts previously withdrawn that incurred a Withdrawal Charge, less Purchase Payments withdrawn that were no longer subject to a Withdrawal Charge.

UNDERLYING FUND
The variable investment options that make up the trusts in which the corresponding Subaccount(s) invest.

VARIABLE ANNUITY
A series of periodic annuity payments which vary in amount according to the investment experience of one or more Subaccount, as selected by You.

WE, OUR, US, THE COMPANY
First SunAmerica Life Insurance Company.

YOU, YOUR
The Owner.

                               GENERAL PROVISIONS

ENTIRE CONTRACT
The entire contract between You and Us consists of the Application Form as completed by You at the time of purchase, this Contract and any attached endorsement(s). An agent cannot change the terms or conditions of this Contract. Any change must be in writing and approved by Us. Only Our President, Secretary, or one of Our Vice-Presidents can give Our approval.

CHANGE OF ANNUITANT
If the Owner is an individual, the Owner may change the Annuitant at any time prior to the Annuity Date. To make a change, the Owner must send a written notice to Us at least 30 days before the Annuity Date. If the Owner is not an individual, the Owner may not change the Annuitant.

DEATH OF ANNUITANT
If the Owner and Annuitant are different, and the Annuitant dies before the Annuity Date, the Owner becomes the Annuitant until the Owner elects a new Annuitant. If there are Joint Annuitants, upon the death of any Annuitant prior to the Annuity Date, the Owner may elect a new Joint Annuitant. However, if the Owner is a non-natural person, We will treat the death of any Annuitant as the death of the "Primary Annuitant" and as the death of the Owner, see DEATH PROVISIONS.

MISSTATEMENT OF AGE OR SEX
If the Age or sex of any Annuitant has been misstated, future annuity payments will be adjusted using the correct Age and sex, according to Our rates in effect on the date that annuity payments were determined. Any overpayment from the Fixed Annuity Payment Options, plus interest at the rate of 4% per year, will be deducted from the next payment(s) due. Any underpayment from the Fixed Annuity Payment Options, plus interest at the rate of 4% per year, will be paid in full with the next payment due. Any overpayment from the Subaccount(s) will be deducted from the next payment(s) due. Any underpayment from the Subaccount(s) will be paid in full with the next payment due.

PROOF OF AGE, SEX, OR SURVIVAL
The Company may require satisfactory proof of correct Age or sex at any time. If any payment under this Contract depends on the Annuitant being alive, the Company may require satisfactory proof of survival.

DEFERMENT OF PAYMENTS
We may defer making payments from the Fixed Account Options for up to six (6) months. Interest, subject to state requirements, will be credited during the deferral period.

SUSPENSION OF PAYMENTS
We may suspend or postpone any payments from the Subaccounts if any of the following occur:

(a) the NYSE is closed;
(b) trading on the NYSE is restricted;
(c) an emergency exists such that it is not reasonably practical to dispose of or determine the value of assets held in the Subaccount(s); or
(d) the Securities and Exchange Commission, by order, so permits for the protection of Owners.

Conditions in (b) and (c) will be decided by or in accordance with rules of the Securities and Exchange Commission.

CONFORMITY WITH STATE LAWS
The provisions of this Contract will be interpreted by the laws of the state in which the Application Form was signed or such other state as is required by law. Any provision which, on the Contract Date, is in conflict with the law of such state is amended to conform to the minimum requirements of such law.

CHANGES IN LAW
If the laws governing this Contract or the taxation of benefits under the Contract change, We reserve the right to amend this Contract, subject to New York Department of Insurance approval, to comply with any change.

ASSIGNMENT
You may assign this Contract before the Annuity Date, but We will not be bound by an assignment unless it is received by Us in writing. Your rights and those of any other person referred to in this Contract will be subject to the assignment. Certain assignments may be taxable. We do not assume any responsibility for the validity or tax consequences of any assignment.

CLAIMS OF CREDITORS
To the extent permitted by law, no right or proceeds payable under this Contract will be subject to claims of creditors or legal process.

PREMIUM TAXES AND OTHER TAXES
The Company may deduct from Your Contract Value any premium tax and/or other taxes payable to a state or other government entity, if applicable. Should We advance any amount so due, We are not waiving any right to collect such amount at a later date. The Company will deduct any withholding taxes required by applicable law.

WRITTEN NOTICE
Any notice We send to You will be sent to Your address shown in the Application Form unless You request otherwise. Any written request or notice to Us must be sent to Our Annuity Service Center, at the address specified on the Contract Data Page.

PERIODIC REPORTS
During each Contract Year, We will send You quarterly statements of the account activity of the Contract as well as confirmation reports after each financial transaction. The statement will include all transactions which have occurred during the quarterly accounting period shown on the statement.

INCONTESTABILITY
This Contract will be incontestable from the Contract Date.

NONPARTICIPATING
This Contract does not share in Our surplus.

                           PURCHASE PAYMENT PROVISIONS

PURCHASE PAYMENTS
Purchase Payments are flexible. This means that, subject to Company declared minimums and maximums, You may change the amounts, frequency and/or timing of Purchase Payments. Purchase Payments will be allocated to the Fixed Account Option(s) and/or one or more Subaccount(s) in accordance with instructions from You. The minimum amount that may be allocated to the Fixed Account Option or a Subaccount under this Contract is $100.

SUBSTITUTION OF INVESTMENT PORTFOLIO
If: (a) the shares of the Underlying Fund(s) in which the Subaccounts invest should no longer be available for investment by the Separate Account; or (b) in the judgment of the Board of Trustees further investment in the shares of a Subaccount is no longer appropriate in view of the purpose of the Contract, then We may substitute shares of another Underlying Fund for shares already purchased, or to be purchased in the future by Purchase Payments under the Contract. No substitution of securities may take place without prior approval of the Securities and Exchange Commission and under such requirements as it may impose.


                             ACCUMULATION PROVISIONS

SEPARATE ACCOUNT ACCUMULATION VALUE
The Separate Account Accumulation Value under the Contract shall be the sum of the values of the Accumulation Units held in the Subaccounts for the Owner.

NUMBER OF ACCUMULATION UNITS
Your Contract is credited with Accumulation Units of the Separate Account when amounts are allocated to the Subaccount(s). For that portion of each Purchase Payment and/or transfer amount allocated to a Subaccount, the number of Accumulation Units credited is equal to the sum of each Purchase Payment and/or transfer amount allocated to that Subaccount reduced by premium taxes, if any:

Divided by

The Accumulation Unit value for that Subaccount for the NYSE business day in which the Purchase Payment or transfer amount is allocated.

The number of Accumulation Units will be reduced for withdrawals of Contract Value, annuitizations, amounts transferred out of a Subaccount, the Contract Administration Charge and any optional charge(s) deducted . Reductions will be made as of the end of the NYSE business day in which We receive all requirements for the transaction, as appropriate.

ACCUMULATION UNIT VALUE (AUV)
The AUV of a Subaccount for any NYSE business day is calculated by subtracting
(2) from (1) and dividing the result by (3) where:

(1) is the total value at the end of the given NYSE business day of the assets attributable to the Accumulation Units of the Subaccount minus the total liabilities;
(2) is the cumulative unpaid charge for assumption of the Separate Account Charge and any optional election charges deducted on a daily basis. (SEE CHARGES AND DEDUCTIONS);
(3) is the number of Accumulation Units outstanding at the end of the given NYSE business day.

FIXED ACCOUNT ACCUMULATION VALUE
Under a Contract, the Fixed Account Accumulation Value shall be the sum of all monies allocated to the DCA Fixed Account Option(s), reduced by any applicable premium taxes, plus all interest credited on the DCA Fixed Account Option(s) during the period that the Contract has been in effect. This amount shall be adjusted for withdrawals (which includes any applicable charges associated with such withdrawals), transfers, , the Contract Administration Charge and any optional charges. .

FIXED ACCOUNT GUARANTEE PERIOD OPTIONS AND INTEREST CREDITING
Any amounts allocated to the DCA Fixed Account Options from the initial Purchase Payment will earn interest at the Initial Interest Rate for the DCA Fixed Account Option(s) selected for the duration of the Guarantee Period.

Subsequent Purchase Payments, if any, allocated to the DCA Fixed Account Options will earn interest at the Current Interest Rate for the DCA Fixed Account Option(s) selected for the duration of the Guarantee Period.

                             CHARGES AND DEDUCTIONS

We will deduct the following charges from the Contract:

CONTRACT ADMINISTRATION CHARGE
The charge specified on the Contract Data Page will be deducted on each Contract anniversary that occurs on or prior to the Annuity Date. It will also be deducted when the Contract Value is withdrawn in full if the withdrawal is not on the Contract anniversary. We reserve the right to assess a charge on a class basis which is less than the charge specified on the Contract Data Page. This charge is not deducted when the Contract Value is greater than $50,000.

SEPARATE ACCOUNT CHARGE
This charge, as shown on the Contract Data Page, on an annualized basis equals a percentage of the average daily ending value of the assets attributable to the Accumulation Units of the Subaccount(s) to which the Contract is allocated. This charge compensates Us for mortality and expense risks and distribution expenses associated with the Contract. We subtract this charge daily. We reserve the right to assess a charge on a class basis which is less than the charge specified on the Contract Data Page.

                               TRANSFER PROVISIONS

Prior to the Annuity Date, You may transfer all or part of Your Contract Value from any Subaccount to any of the Subaccounts . Transfer(s) into the Fixed Account Options is/are not allowed. The minimum amount that can be transferred is $100 and the minimum amount that can remain in a Subaccount is $100, or $0 in the case of a full transfer. We reserve the right to charge a fee of $25.00 for transfers if the number of transfers exceeds a limit of fifteen (15) in any Contract Year. Transfers out of the DCA program is counted against the 15 allowable free transfers. Automatic asset rebalancing is not counted against the 15 allowable transfers.

TRANSFERS OF ACCUMULATION AND ANNUITY UNITS BETWEEN SUBACCOUNTS
Prior to and after the Annuity Date, You may transfer all or a portion of Your Contract Value from one Subaccount to another Subaccount. Before the Annuity Date, a transfer will result in the redemption of Accumulation Units in a Subaccount and the purchase of Accumulation Units in the other Subaccount(s). Transfers will be effected at the end of the NYSE business day in which We receive Your completed request for the transfer. After the Annuity Date, a transfer will result in the redemption of Annuity Units in a Subaccount and the purchase of Annuity Units in the other Subaccount(s). Transfers will be effected at the end of the NYSE business day on the first day of the month following receipt of the transfer request.

                              WITHDRAWAL PROVISIONS

On or before the Annuity Date and while the Owner is living, You may withdraw all or part of Your Contract Value under this Contract by informing Us at Our Annuity Service Center. For a full withdrawal, this Contract must be returned to Our Annuity Service Center. The minimum partial withdrawal amount is $1,000 and the minimum amount that must remain in the Contract after any partial withdrawal is $500.

Without a written notice to the contrary, withdrawals will be deducted from the Contract Value in proportion to their allocation among the Fixed Account Options and the Subaccounts. Withdrawals will be based on values for the NYSE business day in which the request for withdrawal and the Contract (in the case of a full withdrawal), are received at the Annuity Service Center. Unless the SUSPENSION OF PAYMENTS or DEFERMENT OF PAYMENTS sections are in effect, payment of withdrawals will be made within seven calendar days.

WITHDRAWAL CHARGE
Withdrawals of all or a portion of the Contract Value may be subject to a Withdrawal Charge as shown in the table below. This charge may be deducted upon withdrawal of any portion of the Contract Value. The Withdrawal Charge percentage applied to any withdrawal will depend on how long the Purchase Payment to which the withdrawal is attributed has been in the Contract. No Withdrawal Charge is made on an amount withdrawn which is considered to be a withdrawal of penalty-free earnings.

For the purpose of determining the Withdrawal Charge on, a withdrawal will be attributed to amounts in the following order: (1) penalty-free earnings in the Contract; (2) Purchase Payments which are both no longer subject to the Withdrawal Charge and are not yet withdrawn; (3) any remaining Penalty-Free Withdrawal amount (except in the case of a full surrender); and (4) Purchase Payments subject to a Withdrawal Charge. Purchase Payments, when withdrawn, are assumed to be withdrawn on a first-in-first-out (FIFO) basis. You will not receive the benefit of a Penalty-Free Withdrawal in a full surrender.

  ------------------------------------------------------------------------------
          Number of full Years Elapsed           Withdrawal Charge as a
      Between Purchase Payment Contribution     Percentage of Withdrawn
             And Date of Withdrawal                 Purchase Payment
  ------------------------------------------------------------------------------
                        0                                  7%
  ------------------------------------------------------------------------------
                        1                                  6%
  ------------------------------------------------------------------------------
                        2                                  5%
  ------------------------------------------------------------------------------
                        3+                                 0%
  ------------------------------------------------------------------------------

The Withdrawal Charge will be assessed against the Subaccounts and the Fixed Account Options in the same proportion that the remaining Contract Value is allocated unless You request that the withdrawal come from a particular Fixed Account Option or Subaccount. After a Withdrawal is taken, the remaining Contract Value must be sufficient to cover any Withdrawal Charge remaining upon full surrender of the Contract.

PENALTY-FREE WITHDRAWALS
As of any day, You may make a withdrawal of up to the Penalty-Free Withdrawal amount for that day without incurring a Withdrawal Charge. Any Penalty-Free Withdrawal made in excess of penalty-free earnings in the Contract is considered to be a withdrawal of future penalty-free earnings and is therefore not a withdrawal of the Total Invested Amount. On any day, penalty-free earnings in the Contract are calculated as the Contract Value at the end of that day less the Total Invested Amount.

During the first Contract Year, the Penalty-Free Withdrawal amount is equal to the penalty-free earnings in the Contract as of the date of withdrawal.

Alternatively, during the first Contract Year, You may make withdrawals of the Penalty-Free Withdrawal amount through the Systematic Withdrawal Program. The Penalty-Free Withdrawal amount as of any systematic withdrawal date is 10% of the Total Invested Amount less any withdrawals already made during the Contract Year.

After the first Contract Year, the maximum Penalty-Free Withdrawal amount as of the date of the withdrawal is the greater of:

(a) penalty-free earnings in the Contract as of that date; or

(b) 10% of the Total Invested Amount on deposit for at least one year, less any withdrawals already made during the year.

Although amounts withdrawn in accordance with the Penalty-Free Withdrawal provision may reduce principal, they do not reduce the Total Invested Amount for purposes of calculating the Withdrawal Charge or for the purposes of calculating penalty-free earnings in the Contract. As a result, You will not receive the benefit of a Penalty-Free Withdrawal in a full surrender.

SYSTEMATIC WITHDRAWAL PROGRAM
Prior to the Annuity Date, You may elect to participate in the Systematic Withdrawal Program by informing Us at Our Annuity Service Center. The Systematic Withdrawal Program allows You to make automatic withdrawals from Your account monthly, quarterly, semiannually or annually. The minimum systematic withdrawal amount is $100. Any amount withdrawn through the Systematic Withdrawal Program may be subject to a Withdrawal Charge as discussed in the WITHDRAWAL CHARGE and PENALTY-FREE WITHDRAWALS provisions. You may terminate Your participation in the Systematic Withdrawal Program at any time by sending Us a written request. We reserve the right to modify, suspend or terminate the Systematic Withdrawal Program at any time.

Systematic withdrawals will be deducted from the Penalty-Free Withdrawal amount available each Contract Year.

                                DEATH PROVISIONS

Notwithstanding any provision of this Contract to the contrary, all payments of benefits under this Contract will be made in a manner that satisfies the requirements of IRC Section 72(s), as amended from time to time. If the Contract is owned by a trust or other non-natural person, We will treat the death of any Annuitant as the death of the "Primary Annuitant", as defined in IRC Section 72(s)(6), as the death of any Owner.

DUE PROOF OF DEATH
Due Proof of Death means:

1.   a certified copy of a death certificate; or
2. a certified copy of a decree of a court of competent jurisdiction as to the finding of death; or
3. a written statement by a medical doctor who attended the deceased Owner at the time of death; or
4.   any other proof satisfactory to Us.

DEATH OF OWNER BEFORE THE ANNUITY DATE
We will calculate and pay a death benefit to the Beneficiary upon Our receiving:
(a) due proof that the Owner died before the Annuity Date, (b) an election form specifying the payment option and (c) any other documentation We may require. Unless You have previously designated a payment option on behalf of the Beneficiary, the Beneficiary must select one of the following payment options:

1. Immediately collect the death benefit in a lump sum. If a lump sum payment is elected, payment will be in accordance with any applicable laws and regulations governing payments and death; or

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2. Collect the death benefit in the form of one of the Annuity Payment Options.
   If an Annuity Payment Option is desired, an option must be elected within 60 days of Our receipt of: (a) Due Proof of Death of the Owner; (b) an election form specifying the payment option and (c) any other documentation We may require. The payments must be over the life of the Beneficiary or over a period not extending beyond the life expectancy of the Beneficiary. Payments under this death benefit option must commence within one year after the Owner's death, otherwise, the death benefit will be paid in accordance with death benefit option 1; or

3. If eligible, continue the Contract as a Spousal Beneficiary. On the Continuation Date, We will contribute to the Contract any amount by which the Death Benefit exceeds the Contract Value, calculated as of the Owner's date of death. This amount is not considered a Purchase Payment. If an amount is contributed on the Continuation Date, then upon death of the Spousal Beneficiary the subsequent death benefit will be calculated as if the Contract was issued to the Spousal Beneficiary on the Continuation Date. Otherwise, the death benefit payable upon death of the Spousal Beneficiary will be calculated as if the Contract was issued to the Spousal Beneficiary on the original Contract Date.

   You cannot change any elected death benefit option specified on the Contract Data Page. Your Spousal Beneficiary may discontinue any elected death benefit option on the Continuation Date. Upon the Spousal Beneficiary's death, the entire interest of the Contract must be distributed immediately under option 1 or 2 as provided under DEATH OF OWNER BEFORE THE ANNUITY DATE.

In any event, the entire interest in the Contract will be distributed within five years from the date of death of the Owner unless payment option 2 or 3 as provided under DEATH OF OWNER BEFORE THE ANNUITY DATE is elected.

AMOUNT OF DEATH BENEFIT
The death benefit is equal to the greater of:

1. the Contract Value at the end of the NYSE business day during which We receive, at Our Annuity Service Center, due proof of the Owner's death and an election of the type of payment to be made; Or

2. Net Purchase Payments.

DEATH OF OWNER OR ANNUITANT ON OR AFTER THE ANNUITY DATE
If any Owner or Annuitant dies on or after the Annuity Date and before the entire interest in the Contract has been distributed, We will pay the remaining portion of the interest of the Contract under the Annuity Payment Option being distributed on the date of death upon Our receipt of Due Proof of Death. For further information pertaining to death of the Annuitant, see ANNUITY PAYMENT OPTIONS.

BENEFICIARY
The Beneficiary is selected by the Owner. While (a) the Owner is living; and (b) before the Annuity Date, the Owner may change the Beneficiary by written notice in a form satisfactory to Us. A change in Beneficiary will take effect on the date the notice of change was signed. Such change, however, will not apply to any payment or action taken by Us before the notice was received at Our Annuity Service Center. If two or more persons are named, (a) those surviving the Owner will share equally unless otherwise stated; and (b) the Beneficiaries must elect to receive their respective portions of the death benefit according to the options listed under DEATH OF OWNER BEFORE THE ANNUITY DATE. If the Annuitant survives the Owner, and there are no surviving Beneficiaries, the Annuitant will be deemed the Beneficiary.

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Joint Owners, if applicable, shall be each other's primary Beneficiary. Joint
Annuitants, if any, when the Owner is a non-natural person, shall be each other's primary Beneficiary. Any other Beneficiary designated on the Application will be treated as a contingent Beneficiary.

If the Owner is also the Annuitant and there are no surviving Beneficiaries at the death of the Owner, the death benefit will be paid to the estate of the Owner in accordance with option 1, under DEATH OF OWNER BEFORE THE ANNUITY DATE.

                               ANNUITY PROVISIONS

ANNUITY DATE
The Owner specifies an anticipated Annuity Date (the date on which annuity payments are to begin). The date provided by the Owner to Us at the time of application is shown on the Contract Data Page as the Specified Annuity Date. The Owner may change the Specified Annuity Date at any time, at least seven days prior to the Annuity Date, by written notice to the Company at its Annuity Service Center. The Annuity Date must always be the first day of the calendar month and must be at least two years after the Contract Date, but not beyond the later of the Owner's 90th birthday or ten years after the Contract Date. If the Owner is a non-natural person, the latest Annuity Date is the later of the Annuitant's 90th birthday or ten years after the Contract Date. If no Annuity Date is specified, the Annuity Date will be the latest Annuity Date, as set by the Company.

PAYMENTS TO OWNER
Unless You request otherwise, We will make annuity payments to You. If You want the annuity payments to be made to some other Payee, We will make such payments subject to receipt of a written request filed at the Annuity Service Center no later than thirty (30) days before the due date of the first annuity payment.

Any such request is subject to the rights of any assignee. No payments available to or being paid to the Payee while the Annuitant is alive can be transferred, commuted, anticipated or encumbered.

FIXED ANNUITY PAYMENTS
If a Fixed Annuity payment option has been elected, the proceeds payable under this Contract less any applicable premium taxes, shall be applied to the payment of the Fixed Annuity payment option elected at rates which are at least equal to the annuity rates as specified under the BASIS OF COMPUTATION FOR FIXED ANNUITY PAYMENTS. In no event will the Fixed Annuity payments be changed once they begin.

AMOUNT OF FIXED ANNUITY PAYMENTS
The amount of each Fixed Annuity payment will be determined by applying the portion of the Contract Value allocated by You for Fixed Annuity payments less any applicable premium taxes to the annuity table applicable to the Fixed Annuity payment option chosen.

BASIS OF COMPUTATION FOR FIXED ANNUITY PAYMENTS
The actuarial basis for the Table of Annuity Rates is the 1983a Individual Annuity Mortality Table with projection and a guaranteed interest rate of 3%. The mortality table is projected using Projection Scale G factors. The Fixed Annuity Payment Options Table does not include any applicable premium tax.

AMOUNT OF VARIABLE ANNUITY PAYMENTS
(a) FIRST VARIABLE ANNUITY PAYMENT: The dollar amount of the first Variable Annuity payment will be determined by applying the portion of the Contract Value allocated by You to the Subaccount(s), less any applicable premium taxes, to the annuity table applicable to the Variable Annuity payment option chosen. If the Contract Value is allocated to more than one Subaccount, the value of Your interest in each Subaccount

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is applied separately to the annuity table to determine the amount of the first annuity payment attributable to each Subaccount.

(b) NUMBER OF VARIABLE ANNUITY UNITS: The number of Annuity Units for each applicable Subaccount is the amount of the first annuity payment attributable to that Subaccount divided by the value of the applicable Annuity Unit for that Subaccount as of the Annuity Date. The number will not change as a result of investment experience.

(c) VALUE OF EACH VARIABLE ANNUITY UNIT: The value of an Annuity Unit may increase or decrease from one month to the next. For any month, the value of an Annuity Unit of a particular Subaccount is the value of that Annuity Unit as of the last NYSE business day of the preceding month, multiplied by the Net Investment Factor for that Subaccount for the last NYSE business day of the current month.

The Net Investment Factor for any Subaccount for a certain month is determined by dividing (1) by (2) where:

       (1) is the Accumulation Unit Value of the Subaccount determined as of the last business day at the end of that month, and
       (2) is the Accumulation Unit Value of the Subaccount determined as of the last business day at the end of the preceding month.

The result is then multiplied by a factor that neutralizes the assumed investment rate of 3.5% per annum upon which the annuity payment tables are based. The monthly factor that neutralizes the assumed investment rate of 3.5% per annum is: 1/[(1.035)(1/12)] = 0.99713732.

(d) SUBSEQUENT VARIABLE ANNUITY PAYMENTS: After the first Variable Annuity payment, payments will vary in amount according to the investment performance of the applicable Subaccount(s) to which Your Purchase Payments are allocated. The amount may change from month to month. The amount of each subsequent payment for each Subaccount is:

The number of Annuity Units for each Subaccount as determined for the first annuity payment

Multiplied by

The value of an Annuity Unit for that Subaccount at the end of the month immediately preceding the month in which payment is due.

We guarantee that the amount of each Variable Annuity payment will not be affected by variations in expenses or mortality experience.

BASIS OF COMPUTATION FOR VARIABLE ANNUITY PAYMENTS
The actuarial basis for Variable Annuity payments is the 1983a Annuity Mortality Table with projection and an effective annual Assumed Investment Rate of 3.5%. The mortality table is projected using Projection Scale G factors.

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                             ANNUITY PAYMENT OPTIONS

During the Annuitant's life, upon written election and the return of this Contract to the Company at its Annuity Service Center, the Contract Value may be applied to provide one of the following options or any annuity payment option that is mutually agreeable. After two years from the Contract Date, and prior to the Annuity Date, You can choose one of the options described below. If no option has been selected by the Annuity Date, You will automatically receive option 4, below, with 120 monthly payments guaranteed.

OPTIONS 1 - LIFE ANNUITY, LIFETIME MONTHLY PAYMENTS GUARANTEED
Payments payable to a Payee during the lifetime of the Annuitant. No further payments are payable after the death of the Annuitant.

OPTIONS 2 - JOINT AND SURVIVOR LIFE ANNUITY
Payments payable to the Payee during the lifetime of the Annuitant and during the lifetime of a designated second person. No further payments are payable after the deaths of both the Annuitant and the designated second person.

OPTIONS 3 - JOINT AND SURVIVOR LIFE ANNUITY - 120 OR 240 MONTHLY PAYMENTS GUARANTEED
Payments are payable to the Payee during the lifetime of the Annuitant and during the lifetime of a designated second person. If, at the death of the survivor, payments have been made for less than 120 or 240 monthly periods, the remaining guaranteed annuity payments will be continued to the Beneficiary.

OPTIONS 4 - LIFE ANNUITY WITH 120 OR 240 MONTHLY PAYMENTS GUARANTEED
Payments payable to the Payee during the lifetime of the Annuitant. If, at the death of the Annuitant, payments have been made for less than the 120 or 240 monthly periods, as selected at the time of annuitization, the remaining guaranteed annuity payments will be continued to the Beneficiary.

OPTIONS 5 - FIXED PAYMENTS FOR A SPECIFIED PERIOD CERTAIN
Payments are payable to the Payee for any specified period of time of five (5) years or more, but not exceeding thirty (30) years, as selected at the time of annuitization. The selection must be made for full twelve-month periods. In the event of death of the Annuitant, any remaining annuity payments will be continued to the Beneficiary. If Variable Annuity Payments are elected under this Annuity Payment Option, any remaining guaranteed Variable Annuity payments may be redeemed for a discounted value determined by Us. Any applicable Withdrawal Charges will be deducted from the discounted value as if You fully surrendered Your Contract.

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                     First SunAmerica Life Insurance Company
                     A STOCK COMPANY LOS ANGELES, CALIFORNIA













                                   INDIVIDUAL
                            VARIABLE ANNUITY CONTRACT


                                Nonparticipating

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